Exhibit 5.1

 PRYOR CASHMAN LLP
410 Park Avenue, New York, NY 10022
Tel: 212-421-4100
Fax: 212-326-0806
www.pryorcashman.com

June 25, 2009

Pervasip Corp.
75 South Broadway, Suite 302
White Plains, New York 10601

Ladies and Gentlemen:

We have acted as legal counsel to Pervasip Corp., a New York corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities an Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of 8,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), pursuant to the 2004 Equity Incentive Plan, the 2007 Equity Incentive Plan and the 2009 Equity Incentive Plan of the Company (collectively, the “Plans”).

We are qualified to practice law in the State of New York. We express no opinion as to, and, for the purposes of the opinion set forth herein, we have conducted no investigation of, and do not purport to be experts on, any laws other than the laws of the State of New York and the laws of the United States of America.

We have made such inquiries and examined such documents as we considered necessary for the purposes of this opinion, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to the registrant’s satisfaction, of the following:

(i)	the Certificate of Incorporation of the Company, as amended;

(ii)	the Bylaws of the Company, as amended;

(iii)	the Registration Statement;

(iv)	the Plans; and

(v)	such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, when the Registration Statement registering such shares has become effective under the Securities Act, and when such shares are issued and sold in accordance with the Plans, such shares will be legally issued, fully paid and nonassessable.

 We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name in the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

This opinion is furnished in connection with the transactions covered hereby.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without prior written consent.

Very truly yours,

/s/ Pryor Cashman LLP